EXHIBIT 15.1

True Leaf to Present at the 11th Annual LD Micro Main Event

LOS ANGELES, CA / November 26, 2018 / True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQB: TRLFF) (FSE: TLA), a plant-forward wellness brand for pets and their owners, today announced that it will be presenting at the 11th annual LD Micro Main Event on Tuesday, December 4 at 4:00 PM PST / 7:00 PM EST. Tenzin Khangsar, Executive Vice President of True Leaf, will be presenting and meeting with investors.

In his presentation, Mr. Khangsar will provide a corporate overview and business update.

For more information about the conference or to schedule a one-on-one meeting with True Leaf management, please contact Investor Relations at jgreen@edisongroup.com.

“Internally, our entire year leads up to the Main Event. It has become the ‘one thing’ everyone in the small and micro-cap world knows us for. Also, free mints,” stated Chris Lahiji, President of LD Micro, while enjoying a mint. “Even though LD has emerged as one of the largest and most influential organizations in the space, our focus has never deviated from showcasing some of the most interesting businesses in the world to our ever-growing community.”

The LD Micro Main Event will take place December 4th, 5th, and 6th, in Los Angeles at the Luxe Sunset Bel Air Hotel, will feature 250 companies, and will be attended by over 1,200 individuals.

View True Leaf’s profile here: https://www.ldmicro.com/profile/TRLFF

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About LD Micro

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space.

What started out as a newsletter highlighting unique companies has transformed into several influential events annually (Invitational, Summit, and Main Event).

In 2015, LDM launched the first pure microcap index (the LDMi) to exclusively provide intraday information on the entire sector. LD will continue to provide valuable tools for the benefit of everyone in the small and micro-cap universe.

For those interested in attending, please contact David Scher at david@ldmicro.com or visit www.ldmicro.com for more information.

About True Leaf

True Leaf is a plant-forward wellness brand for pets and their owners. Founded in 2013, True Leaf has two main operating divisions: True Leaf Medicine Inc. and True Leaf Pet Inc.

True Leaf Medicine Inc. is in the final stages of approval to become a licensed producer of federally-approved medicinal cannabis for the Canadian market. The license is subject to a Health Canada inspection to allow for the production, manufacture, and distribution of cannabis products upon the completion of the Company’s cannabis cultivation facility being built in Lumby, British Columbia. The facility is expected to be completed in Fall 2018.

Established in 2015, True Leaf Pet Inc. is one of the first companies to market hemp-based products for pets worldwide. The Company is initially marketing a line of hemp-seed based supplements for pets. True Hemp™ chews, dental sticks, and supplement oils are sold in more than 2,800 stores across North America and Europe.

www.trueleaf.com

Media Contact:

Paul Sullivan

Director, Public Relations

Paul@trueleaf.com

O: 604-685-4742

M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)

Director and Corporate Relations

Kevin@trueleaf.com

M: 778-389-9933

Joe Green (US)

Edison Advisors

jgreen@edisongroup.com

O: 646-653-7030

Follow True Leaf

twitter.com/trueleafpet

facebook.com/trueleafpet

instagram.com/trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at www.trueleaf.com/pages/investor. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.

Source: True Leaf via LD Micro